EXHIBIT 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Securities and Exchange Commission.

                           COMMERCIALIZATION AGREEMENT

                                      AMONG

                          DISCOVERY LABORATORIES, INC.

                                       and

                       QUINTILES TRANSNATIONAL CORPORATION

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         SERVICES OVERVIEW; QUINTILES EXCLUSIVITY....................1

         1.1      Definitions.................................................1

         1.2      Overview; Discovery Engagement of Quintiles.................1

         1.3      Quintiles Exclusive Rights..................................1

         1.4      Retained Rights by Discovery................................1

ARTICLE 2         COMMITTEES..................................................2

         2.1      Joint Commercialization Committee ("JCC")...................2

         2.1.1    Formation; Purposes and Principles..........................2

         2.1.2    Membership..................................................2

         2.1.3    Meetings....................................................3

         2.2      Agendas and Minutes for the JCC.............................3

         2.3      No Authority to Modify Agreement............................3

ARTICLE 3         MARKETING PLAN; DETERMINATION OF FULLY LOADED COST..........4

         3.1      Marketing Plan..............................................4

         3.2      Plan Contents...............................................4

         3.3      Determination of Fully Loaded Cost..........................4

         3.3.1    Baseline for Fully Loaded Cost of Sales Force...............5

ARTICLE 4         QUINTILES RESPONSIBILITIES..................................5

         4.1      Covenant to Operate under the Agreement; General Diligence
                  Requirement.................................................5

         4.2      Marketing Services..........................................5

         4.2.1    Marketing Representative....................................5

         4.3      Hiring Sales Force..........................................5

         4.4      Fully Dedicated or Syndicated Sales Force...................6

         4.5      Training Requirements.......................................6

         4.6      Quintiles Responsibilities..................................6

         4.7      Records and Reports Regarding Promotional Activities........7

         4.8      Performance Audits..........................................7

ARTICLE 5         DISCOVERY'S RESPONSIBILITIES AND OBLIGATIONS................7
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                                TABLE OF CONTENTS
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                                                                            Page

         5.1      Regulatory Affairs...........................................7

         5.2      Minimum Pre-Launch Marketing Commitment......................7

         5.3      Minimum Sales  Force Expenditure.............................7

         5.4      Obligation to Provide Samples................................8

         5.5      Sales and Distribution.......................................8

         5.5.1    Pricing......................................................8

         5.5.2    Booking Sales; Distribution..................................8

         5.5.3    Product Returns..............................................8

         5.6      Discovery Responsibilites....................................8

ARTICLE 6         TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS..............8

         6.1      Training Programs............................................8

         6.1.1    Content......................................................8

         6.1.2    Cost.........................................................9

         6.2      Advertising and Promotional Materials........................9

         6.2.1    Creation and Use.............................................9

         6.2.2    Ownership; FDA Approval......................................9

         6.2.3    Discovery Logos..............................................9

ARTICLE 7         REGULATORY ISSUES AND COMPLAINTS.............................9

         7.1      Ownership of Regulatory Filings and Compliance...............9

         7.2      Communication with the FDA and Other Regulatory Agencies....10

         7.3      New Developments Relating to Product........................10

         7.4      Product Recalls.............................................10

         7.5      Adverse Event Reporting Procedures..........................10

         7.6      Product Inquiries; Complaints...............................10

         7.7      Database of Clinical Trial Data.............................11

ARTICLE 8         ACCOUNTING; INVOICING AND PAYMENT...........................11

         8.1      Accounting..................................................11

         8.2      Payment Schedule ...........................................11

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            Page

         8.3      Payment of Invoices.........................................11

         8.3.1    Wiring Instructions.........................................11

         8.4      Penalty for Late Payment....................................11

         8.5      Record Keeping and Financial Audits.........................11

ARTICLE 9         REPRESENTATIVES AND COVENANTS ..............................12

         9.1      Mutual Authority............................................12

         9.1.1    Corporate Power.............................................12

         9.1.2    Due Authorization...........................................12

         9.1.3    Binding Agreement...........................................12

         9.1.4    Grant of Rights; Maintenance of Agreements..................12

         9.1.5    Validity....................................................13

         9.2      Conformance with Laws.......................................13

         9.3      Rights in Product...........................................13

         9.4      Record Maintenance..........................................13

         9.5      Firewall....................................................14

         9.6      No Use fo Names or Trademarks...............................14

         9.7      NDA Filing..................................................14

         9.8      Independent Contractor......................................14

ARTICLE 10        CONFIDENTIALITY.............................................14

         10.1     Confidential Information....................................14

         10.2     Ownership of Data; No License...............................14

         10.3     Survival....................................................15

ARTICLE 11        INDEMNIFICATION.............................................15

         11.1     Indemnification by Discovery................................15

         11.2     Indemnification by Quintiles................................15

         11.3     Procedure...................................................15

         11.4     No Consequential Damages....................................16

         11.5     Discovery Responsibility for Product Description............16

                               TABLE OF CONTENTS
                                  (CONTINUED)

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         11.6     Insurance...................................................16

ARTICLE 12        TERM AND TERMINATION........................................16

         12.1     Term........................................................16

         12.2     Renewal.....................................................16

         12.3     Material Breach.............................................16

         12.4     No Product Launch...........................................17

         12.5     Bankruptcy..................................................17

         12.6     Accrued Rights .............................................17

         12.7     Right to Receive Data.......................................18

         12.8     Survival....................................................18

ARTICLE 13        SALES FORCE CONVERSION......................................18

         13.1     Right to Convert Sales Force................................18

         13.2     Transition Plan.............................................18

         13.3     Discovery Determination.....................................18

         13.4     Proprietary Information.....................................18

ARTICLE 14        DISPUTE RESOLUTION..........................................19

         14.1     Disputes....................................................19

         14.2     Governing Law...............................................19

ARTICLE 15        MISCELLANEOUS...............................................19

         15.1     Return of Materials.........................................19

         15.2     Nonsolicitation of Employees................................19

         15.3     Entire Agreement; Amendment.................................20

         15.4     Force Majeure...............................................20

         15.5     Notices.....................................................20

         15.6     Consents Not Unreasonably Witheld or Delayed................21

         15.7     Maintenance of Records......................................21

         15.8     United States Dollars.......................................21

         15.9     No Strict Construction......................................21
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         15.10    Assignment..................................................21

         15.11    Performance by Affiliates...................................22

         15.12    Counterparts................................................22

         15.13    Further Actions.............................................22

         15.14    Severability................................................22

         15.15    Ambiguities.................................................22

         15.16    Headings....................................................22

         15.18    No waiver...................................................22

EXHIBIT A
    DEFINITIONS.............................................................A-1

EXHIBIT B
    MARKETING PLAN OUTLINE..................................................B-1

SCHEDULE I
    QUINTILES RESPONSIBILITIES.............................................SI-1

SCHEDULE II
    DISCOVERY RESPONSIBILITIES & OBLIGATIONS, DISCOVERY SALES PROJECT.....SII-1

SCHEDULE III
    ROLE DEFINITIONS.....................................................SIII-1


                                       1.

                           COMMERCIALIZATION AGREEMENT

THIS Commercialization Agreement (the "Agreement") is made effective as of the 10th day of December, 2001 (the "Effective Date"), by and between Discovery Laboratories, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 350 South Main Street, Suite 307 Doylestown, PA 18901-4874 ("Discovery"), and Quintiles Transnational Corp., a corporation organized and existing under the laws of North Carolina, with its principal place of business at 4709 Creekstone Drive, Suite 200, Durham, NC 27703 ("Quintiles"), each on behalf of itself and its Affiliates. Discovery and Quintiles are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

      In consideration of the following covenants, promises and obligations, Discovery and Quintiles agree as follows.

                                    ARTICLE 1

                    SERVICES OVERVIEW; QUINTILES EXCLUSIVITY

      1.1 Definitions. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A hereto.

      1.2 Overview; Discovery Engagement of Quintiles. Pursuant to this Agreement, and subject to the terms and conditions of, the Parties shall collaborate to develop and sustain a market for and promote Surfaxin(R) (the "Product", as further defined on Exhibit A) in the Territory. Subject to the terms and conditions of this Agreement, Discovery shall engage Quintiles and/or Quintiles Affiliates to provide (i) pre- and post-launch marketing activities ("Marketing Services") and (ii) the recruitment, deployment and management of a dedicated Sales Force ("Sales Force Services" and, together with any Marketing Services, "Services") for the Product in the Territory, on a preferred basis all as provided herein. In recognition of the various undertakings provided to Discovery herein and conditioned upon the performance of the payment obligations of PharmaBio Development, Inc. ("PharmaBio") as set forth in the (X) Investment and Commission Agreement (herein so called) and (Y) Loan Agreement (herein so called) between Discovery and PharmaBio, as appropriate, executed on the date hereof, Discovery shall pay Quintiles the compensation as set forth herein. While the Parties have allocated their respective responsibilities under this Agreement, the Parties intend this program to be broadly collaborative, and seek to achieve consensus-based decision making to the extent practical, with the common objective of maximizing the short-term and long-term commercial success of the Product in the Territory, subject to the terms and conditions of this Agreement. The Parties further intend to consider appropriate commercialization constructs with respect to jointly commercializing other neonatal products and the Product for other indications.

      1.3 Quintiles Exclusive Rights. Subject to the terms and conditions of this Agreement, during the Term, Quintiles (either itself or through an Affiliate) shall have the exclusive right to provide Sales Force Services for the Product in the Territory. Except as otherwise provided herein, Quintiles shall not have any rights with respect to the Product inside or outside of the Territory.


                                       2.

      1.4 Retained Rights by Discovery. Except as otherwise expressly provided in Section 1.3, Discovery shall retain all right, title and interest in and to the Product including, but not limited to, owning all clinical trial data and designs, protocols, regulatory filings, applications, and approvals for the Product and data in support thereof, and all manufacturing, distribution of finished products to designated third party distributor, patent, copyright, trade secret and trademark rights relating to the Product. Discovery shall be responsible for conducting all activities for clinical development of the Product. No license is granted to Quintiles hereunder, either directly or by implication. Quintiles acknowledges that any study sponsored by or under the direction of Discovery is a proprietary program of Discovery, containing trademarks, trade secrets and other intellectual property of Discovery, whether or not such rights are utilized in the marketing, promotion or sale of the Product.

                                    ARTICLE 2

                                   COMMITTEES

      2.1 Joint Commercialization Committee ("JCC").

            2.1.1 Formation; Purposes and Principles. The JCC shall have overall responsibility for the success of the matters related to the Product in the Territory as established by this Agreement, including without limitation: (i) to review and approve the pre- and post-launch Marketing Plan as well as any other matters required for the sales and promotion of the Product in the Territory, except to the extent that certain matters are solely the responsibility of a single Party under this Agreement; (ii) to determine the overall strategy for marketing, promotion and sales of the Product in the Territory; (iii) to advise, provide input and determine strategy for future clinical and/or marketing studies; (iv) to plan and coordinate the Parties' activities hereunder related to sales and marketing of the Product in the Territory; (v) to adopt and approve plans and budgets for the Services under this Agreement, including the Marketing Plan, consistent with the maximization of short-term and long-term profits derived from the sale of the Product in the Territory and any other activities related to sales and marketing of the Product in the Territory that the JCC deems appropriate to achieve the Parties' objectives under this Agreement; (vi) to request the creation of sales, pricing, and financial reports pertaining to pre- and post-launch Services and other marketing activities that may be provided by third parties, and to review such reports in preparation for making recommendations; (vii) facilitate the flow of information among the Parties, including coordinating sales activity with manufacturing schedules and distribution; and (viii) to promptly resolve disputes of the Parties, subject to
Article 14.

            2.1.2 Membership. The JCC will be comprised of an equal number of Discovery and Quintiles representatives, not exceeding three representatives of each Party unless otherwise mutually agreed. The JCC shall be chaired by one of the Discovery representatives. The representatives of Discovery shall collectively be entitled to 1 vote and the representatives of Quintiles shall collectively be entitled to 1 vote. The JCC shall to the extent practicable seek to operate by consensus, provided that Discovery (through its chairperson) will have the tie-breaking vote on all JCC decisions and further provided, however, that Discovery shall not be entitled to use such tie-breaking vote to unilaterally amend the Agreement or make decisions materially impacting


                                       3.

the [***] pursuant to Article 3. To the extent the JCC is not unanimous with respect to any of the matters set forth in the preceding sentence, the process outlined in Section 14 of this Agreement shall be followed. Either Party may appoint, substitute or replace members of the JCC to serve as their representatives upon notice to the other Party. The Parties shall appoint the initial members of the JCC within twenty (20) days after the Effective Date.

            2.1.3 Meetings. The JCC shall meet in person, by video or by teleconference (as mutually agreed by the Parties from time to time) on a quarterly basis or more frequently as may be agreed upon, to exercise its responsibilities as set forth in Section 2.1.1 of this Agreement, and to review the progress of the Parties in performing the functions and obligations under this Agreement. Each Party will be responsible for its own travel and related costs to attend and host JCC meetings. Location of meetings shall alternate between Discovery headquarters in Doylestown and Quintiles headquarters in Research Triangle Park, or at such other locations as may be mutually agreed by the Parties. In order for a meeting of the JCC to be convened, such meeting must include at least one (1) committee member of each Party and, provided this condition is met, an unanimous action taken at such meeting shall have been duly and validly taken by the JCC. The first meeting of the JCC shall be convened within [***] from the execution of this Agreement. An immediate task for the JCC shall be to set forth an initial [***] plan including the setting of a deadline for the development of the Marketing Plan.

      2.2 Agendas and Minutes for the JCC. Unless otherwise decided by the JCC, each Party will use reasonable efforts to disclose to the chair all proposed agenda items along with appropriate background or supporting information at least twenty (20) working days in advance of a JCC meeting. The chair will use reasonable efforts to will present an agenda with appropriate background or supporting information at least ten (10) working days in advance of a JCC meeting. After each meeting of the JCC, the Party whose turn it was hosting such meeting will prepare, within ten (10) working days after each meeting (whether held in person, by video or by telecommunication), the minutes reporting in reasonable detail the actions taken or to be taken by the JCC, or its designees, the attendees, the status of goals and achievements as well as issues requiring resolution, and resolutions of previously reported issues, which minutes shall set forth all pertinent information presented during the meeting in form and content reasonably acceptable to the other Party and shall be signed by one of the JCC representatives from each of the Parties.

      2.3 No Authority to Modify Agreement. The JCC shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties which are inconsistent with this Agreement. Any such amendments and waivers or actions shall be implemented by means of Section 15.3.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                       4.

                                    ARTICLE 3

               MARKETING PLAN; DETERMINATION OF FULLY LOADED COST

      3.1 Marketing Plan. The principal mechanism by which the Parties coordinate their sales and marketing activities will be a Marketing Plan, to be prepared and periodically updated as set forth below. The Parties shall take preparatory steps with respect to the Marketing Plan in accordance with Section
2.1.3 but in any event the Marketing Plan shall be complete within the time set forth in Section 2.1.3, at which time the JCC shall submit the Marketing Plan to the respective Chief Executive Officers of the Parties (or their designees). In preparation for submission thereof, a draft Marketing Plan shall be prepared by members of the JCC or its designees, and submitted to the Chief Executive Officers for approval. The initial Marketing Plan will cover the year 2002 through the first year following Product Launch. Periodically thereafter, but no less frequently than annually (according to a schedule to be established by the JCC), the JCC shall be responsible for causing the preparation or updating of the Marketing Plan and submitting to the Chief Executive Officers for approval. Each Marketing Plan shall include at least a two (2) year projection of Product plans and budgets.

      3.2 Plan Contents. Each Marketing Plan shall include a review of the marketplace, marketing objectives, strategies, and supporting tactics (with respective costs, timing, and responsibilities), clinical support plans, marketing study plans for future clinical and/or marketing studies, Sales Force effort, pricing, inventory requirements and distribution plans for the Product, together with sales, revenue and expense forecasts for Product sales in the Territory. The content of the Marketing Plan shall be determined by the JCC, but shall generally be in a form consistent with the outline attached hereto as Exhibit B, and shall include among other items the overall level of anticipated field sales resource commitments. All budgets contained in the Marketing Plan shall be based on estimates of the Quintiles Fully Loaded costs and associated pass-through expenses of the component services contained in the Marketing Plan.

      3.3 Determination of Fully Loaded Cost. Quintiles under this Agreement shall be paid for by Discovery on the basis of the "Fully Loaded Cost" of such Services. Fully Loaded Cost means the usual and customary fee charged by Quintiles (or the Quintiles Affiliate, as the case may be) to Third Parties under a fee for service arrangement for the type of services rendered by it pursuant to this Agreement (such fee to be based on services of comparable volume and comparable quality), inclusive of the service provider's customary profit margin for such volume and quality of service. Fully Loaded Cost shall be adjusted on an annual basis for increases or decreases caused by cost of living adjustments, merit salary increases and similar financial adjustments necessary to maintain continuity of the personnel and resource commitments or as otherwise appropriate. Prior to Quintiles providing Marketing Services or Sales Force Services, the JCC shall execute a work order in form and substance satisfactory to the Parties (the "Work Order") setting forth the then current Fully Loaded Cost of such. The JCC shall update such Work Order as needed to reflect changes in the services being provided and/or changes in the usual and customary fees charged by Quintiles and Quintiles Affiliates. The Parties (through the JCC) shall indicate their agreement in advance regarding any new or revised type or volume of services, or changes to the pricing of such services by executing an appropriate change order.


                                       5.

            3.3.1 Sales Force Services. In accordance with Section 4.3, Schedules I and II, and as otherwise appropriate in the circumstances, Quintiles will provide to Discovery a Sales Force, at the Fully Loaded Cost, to commence in a manner consistent with the then most currently approved version of the Marketing Plan, consisting of such number of Sales Representatives and management and administrative support as the JCC determines is in the best interest of the Product. The post-Launch term of the Quintiles Sales Force Services shall be for 7 years. The JCC may advance the start of the Sales Force or amend the size of the Sales Force as necessary. In the event a Syndicated Sales Force (as hereinafter defined) is recommended by the JCC, pursuant to
Section 4.4 of this Agreement, the Fully Loaded Cost shall be determined by Quintiles, and except as otherwise provided herein, Discovery shall be responsible for such Fully Loaded Cost, except for such portions of the Fully Loaded Cost as may be contractually undertaken by one or more third parties, with the consent of Quintiles, which consent shall not be unreasonably withheld.

                                    ARTICLE 4

                           QUINTILES RESPONSIBILITIES

      4.1 Covenant to Operate under the Agreement; General Diligence Requirement. Quintiles shall use its commercial best efforts to market and sell the Product in the Territory in accordance with the Marketing Plan, the Promotional Materials, this Agreement and all applicable laws, rules and regulations. Except as expressly set forth in this Agreement, the criteria for Quintiles performance shall be consistent with the Quintiles standards for sales and marketing projects of similar size and scope and shall be according to performance metrics to be established and monitored by the JCC.

      4.2 Marketing Services. Quintiles shall provide all Marketing Services on a fee-for-service basis, charging the Fully Loaded Cost. Pre- and post-launch Marketing Services shall be included in the Marketing Plan and shall include the Fully Loaded Cost of a Product Manager as defined in Section 4.2.1. The fees and expenses for Marketing Services may be paid by Discovery through advances from PharmaBio or otherwise.

            4.2.1 Product Manager. An initial activity of the JCC will be the approval of a Quintiles Personnel as the primary product manager for the Product (the "Product Manager") to coordinate and/or commence Marketing Services and other marketing activities, including participation with and supporting the JCC in the design of the pre- and post-launch Marketing Plan. Quintiles will recommend for Discovery's approval a qualified employee for this role, who shall be assigned full-time, unless otherwise agreed by the JCC. The Product Manager shall report to a Quintiles Personnel of suitable experience and stature within Quintiles and shall aggressively drive marketing and related pre- and post-launch recommendations. As appropriate, the Product Manager will recommend to the JCC when additional resources are needed, on a dedicated or non-dedicated basis, to optimize marketing results. As a component of pre-launch marketing activities, the Product Manager will recommend to the JCC solutions on a variety of ancillary relationships, including, but not limited to distribution relationships. The Marketing Plan shall include the costs related to the services of the Product Manager at his or her usual and customary hourly rate and the reasonable expenses of the Product


                                       6.

      4.3 Hiring Sales Force. As part of post-launch Marketing Services, Quintiles shall hire, train and maintain the Sales Force for promotion of the Product in the Territory on the terms and conditions of this Agreement, which shall be completed at least one (1) month in advance of the date of the expected Launch (as communicated by the JCC to Quintiles in writing at least four (4) months in advance of the expected Launch). The hiring standards for the members of the Sales Force shall be established by the JCC. The Quintiles Sales Force(s) size will be determined by the JCC in accordance with the investment recommended by the JCC as part of the Marketing Plan and at a minimum shall meet the requirements of the Investment and Commission Agreement, including the Minimum Sales Force Level, as defined therein. By unanimous agreement, the JCC may establish a Sales Force Commencement Date different than as set forth herein.

      4.4 Fully Dedicated or Syndicated Sales Force. During the Term, the primary activity of the Sales Force shall be the marketing and promotion of the Product in the Territory on a P1 basis, unless otherwise approved in advance by the JCC. The Sales Force shall be composed of full-time employees of Quintiles. Quintiles may use the P2 and/or P3 positions to promote non-conflicting compounds or devices, subject to Discovery consent, which consent shall not be unreasonably withheld. Discovery shall have the first option to place Discovery's non-conflicting products, or non-conflicting products Discovery identifies or acquires, in the P2 and P3 positions as the positions may become available during the term of this Agreement. In addition, Discovery shall have the right to take over any P2 or P3 services provided by Quintiles to a third party on 120 days notice to Quintiles. All P2 and P3 services shall be provided to Discovery on a fee for service basis based on the Fully Loaded Costs for such services. Any syndicated team (a "Syndicated Sales Force"), will be branded consistent with the Product being promoted in the P1 position and any promotional materials with regard to the Syndicated Sales Force (business cards, etc.) shall be approved by the JCC after giving due consideration to the interests of the P2 or P3 third party partner, such approval not to be unreasonable withheld.

      4.5 Training Requirements. Quintiles shall train all Quintiles Personnel in accordance with Article 6 hereof.

      4.6 Quintiles Responsibilities. Without limitation a partial list of responsibilities that shall be performed by Quintiles in providing Sales Force Services are set forth on Schedule I to this Agreement.

      4.7 Records and Reports Regarding Promotional Activities. Quintiles shall promptly (and in any event as soon as it is generally available within the Quintiles organization) provide to Discovery such information regarding ongoing sales and marketing activities as relate to the plans and budgets hereunder as Discovery may reasonably request and which are reasonably available to Quintiles. Additionally, Quintiles will keep complete and accurate records of all presentations made by the Sales Force in accordance with Quintiles's customary call reporting procedures (including names of physicians, dates of presentation and general response to such presentations) as well as other activities carried out pursuant to the Marketing Plan. Quintiles will make all such records available to Discovery during regular business hours and upon reasonable notice, and will, within fifteen (15) days of the end of each month, provide Discovery a monthly report on sales force activity. Quintiles will maintain such records for three (3) years following the period to which they


                                       7.

relate. The record-keeping and access requirements of this Section 4.7 shall survive the termination of this Agreement for a two (2) year period.

      4.8 Performance Audits. Discovery shall have the right to audit Quintiles' performance of obligations as set forth in this Article 4, including other provisions as described in the Schedules attached hereto (generally describing the activities of the Parties) for the purpose of evaluating and monitoring conformance with the terms and conditions of this Agreement. Such audits shall occur during regular business hours and upon reasonable notice, shall not unduly interfere with Quintiles activities, and shall be conducted at Discovery's sole expense. In the event an outside auditor is hired to conduct an audit pursuant to this Section 4.8, such auditor shall be reasonably acceptable to Quintiles and expressly subject to the same confidentiality provisions as those that apply to the Parties hereunder.

                                    ARTICLE 5

                  DISCOVERY'S RESPONSIBILITIES AND OBLIGATIONS

      5.1 Regulatory Affairs. Except as otherwise set forth therein, Discovery shall have the responsibilities for regulatory affairs set forth in Article 7, and shall keep the JCC informed generally on the status and conduct of all clinical development activities related to the Product in the Territory. Discovery shall inform Quintiles of its estimated date of Product Launch, and in particular shall provide such date for purposes of Quintiles establishment of the Sales Force under Section 4.3.

      5.2 Minimum Pre-launch Marketing Services Commitment. Discovery shall spend a minimum of [***] of the cost of all pre-Launch Marketing Services (the aggregate amount of pre-Launch Marketing Services to be determined by the JCC) on Services provided by Quintiles. The fees and expenses for such pre-Launch Marketing Services may be paid by Discovery through advances from PharmaBio or otherwise.

      5.3 Obligation to Provide Samples. Discovery will provide to Quintiles for distribution the quantity and configuration of Samples as determined appropriate by the JCC to support the Sales Force Services, consistent with the Marketing Plan and forecasts. Distribution of such Samples shall be carried out by Quintiles consistent with the Marketing Plan and as otherwise set forth on
Schedule I. Except as set forth in the next sentence, the costs related to such distribution hereunder shall be considered to be "Commercialization Expenses" as defined in the Investment and Commission Agreement and, as such, may be funded by Discovery with advances from PharmaBio in accordance therewith or otherwise. Discovery shall be responsible for the manufacture, packaging and distribution of Samples to the Sales Force and shall have primary responsibility for compliance with the requirements of the FDA Final Rule implementing the PDMA (21 CFR Parts 203 & 205), including, but not limited to (a) a sample accountability and tracking system for use by the Sales Representatives; (b) verification of licensed practitioners; (c) annual physical inventories and reconciliation reports; (d) monitoring and investigation of discrepancies, significant losses, thefts and falsification of sample records; (e) notification and reporting to FDA; (f) a sample distribution

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                       8.

security and audit system, including conducting random and for cause audits of sales representatives by personnel independent of the sales force; and (g) training the Sales Force regarding the foregoing. Discovery and Quintiles shall cooperate in connection with PDMA compliance investigations and audits. Discovery will provide to Quintiles for review and comment, a copy of any PDMA compliance report in connection with the Sales Force, prior to filing with the FDA. Discovery will provide Innovex with results of annual Sales Representative sample inventories. Discovery shall be responsible for the cost of independent random audits of Sales Representatives, to be coordinated by Quintiles.

      5.5 Sales and Distribution.

            5.5.1 Pricing. Discovery, with the advice of the JCC, shall set all prices and commercial terms for the sale of the Product in the Territory.

            5.5.2 Booking Sales; Distribution. Discovery shall be responsible for booking sales, fulfilling orders, and shall warehouse and distribute the Product and perform all related services.

            5.5.3 Product Returns. Discovery shall be responsible for handling Product returns. The Quintiles Sales Force shall provide assistance as reasonably requested by Discovery, to the extent consistent with the normal activities of pharmaceutical sales personnel. Product returns shall promptly be shipped to the facility responsible for shipment of such Product lot or such other location as may be designated by Discovery in writing.

      5.6 Additional Discovery Responsibilities. A partial list of certain additional responsibilities of Discovery responsibilities are set forth on
Schedule II attached to this Agreement.

      5.7 Preferred Provider Relationship. Discovery hereby grants to Quintiles the first and preferred opportunity to negotiate with Discovery to provide (a) clinical trial development and/or (b) commercialization services of the type commonly provided by the Quintiles (or any or its Affiliates), whether related to the Product or otherwise, that Discovery has, in its sole discretion, determined to outsource for the period beginning on the date hereof and ending five years following the Funding Date; provided that, as determined in Discovery's sole discretion: (i) the applicable services fall with the areas of recognized expertise of the Quintiles (or its Affiliates), (ii) the Quintiles (or its Affiliates) provides such services at competitive rates and makes its proposal on a competitive time schedule, and (iii) the Quintiles (or its Affiliates) expressly agrees to provide such services to meet Discovery's timeline. Without limiting the foregoing, Discovery agrees to keep Quintiles informed of the development of Surfaxin(R) in its present formulation for the ARDS treatment indication and Discovery shall outsource such work to Quintiles (or its Affiliates) with regard to the ARDS indication that Quintiles (or its Affiliates) is capable of performing so long as Quintiles (or its Affiliates) services can be performed in conformance with subsections (i), (ii) and (iii) above.


                                       9.

                                    ARTICLE 6

                 TRAINING; ADVERTISING AND PROMOTIONAL MATERIALS

      6.1 Training Programs.

            6.1.1 Content. Quintiles will develop, subject to JCC approval (not to be unreasonably withheld), initial and ongoing training programs for the Sales Force during the Term. Each member of the Sales Force shall be required to successfully complete such training program before providing services under this Agreement. The Parties shall mutually agree to a minimum training standard and pass rate, to be monitored by the JCC. Quintiles shall maintain records of such training for each individual which shall be maintained by Quintiles in accordance with Section 4.7 and made available to Discovery in accordance with applicable law. Quintiles agrees to utilize such training programs on an ongoing basis. Initial training shall be carried out at a time which is set by the JCC and which is prior to but reasonably near the date on which Product Launch is expected. As additional Sales Representatives are added under this Agreement, training will be given to groups of the newly selected Sales Representatives, provided that the training of such representatives is intended to occur as soon as practicable. In addition to Product and selling skills training, training programs shall include requirements of the Food, Drug and Cosmetic Act, Medicare/Medicaid Anti-Fraud and Abuse Act, and other applicable laws, rules, regulations and policies.

            6.1.2 Cost. The cost of developing and delivering the training to the Sales Force shall be borne by Discovery. Quintiles shall charge Discovery its Fully Loaded Cost for training services as a post-Launch Marketing Service.

      6.2 Advertising and Promotional Materials.

            6.2.1 Creation and Use. Discovery shall be responsible for the development of all Promotional Materials. Such development shall be part of and consistent with the Marketing Plan and budgets approved by the JCC. The Quintiles Sales Force shall disseminate only Promotional Materials provided by Discovery, for use by the Sales Force. Discovery will engage Quintiles or Quintiles Affiliates to assist with the development and creation of Promotional Materials.

            6.2.2 Ownership; FDA Approval. Discovery shall own all rights to, and title and interest in, the Promotional Material. The final content of all Promotional Materials and Product-related training materials shall be the legal responsibility of Discovery, including, but not limited to, FDA approval thereof if such approval is required.

            6.2.3 Discovery Logos. All written or visual materials related to the Product shall display the Discovery logos and Discovery shall be presented as the sole owner of the Product, except as required by law.


                                      10.

                                    ARTICLE 7

                        REGULATORY ISSUES AND COMPLAINTS

      7.1 Ownership of Regulatory Filings and Compliance. Discovery will retain exclusive right, ownership, authority and responsibility for regulatory filings, compliance with all regulatory requirements and maintenance of all government agency contacts relating to the Product; the reporting of any adverse drug reactions to the FDA (to the extent applicable and required by law or regulation); the filing of Promotional Materials with the FDA (to the extent applicable and required by law or regulation); the payment of Medicaid and other governmental rebates which in Discovery's sole judgment are due and owing; the pricing of the Product for each customer; and compliance with Medicaid best price law and the Department of Veterans Affairs Act. The development of each indication and formulation of the Product shall be determined solely by Discovery. Neither Party shall be responsible for actions of the other that are outside the scope of this Agreement or not in accordance with applicable law.

      7.2 Communication with the FDA and Other Regulatory Agencies. Except as required by law, Quintiles shall not communicate with the Food & Drug Administration, Office of Inspector General, Health Care Financing Administration or any state agencies ("Regulatory Agencies") about anything relating to the Product, except through, or with the prior written consent of Discovery. If Quintiles is required by law to communicate directly with any Regulatory Agency or if Quintiles receives any communication from a Regulatory Agency with respect to the Product, promotion of the Product, Quintiles' performance under this Agreement or any matter or that could affect Quintiles' performance under this Agreement, Quintiles shall promptly notify Discovery in writing. Quintiles shall reasonably cooperate at Discovery's expense with Discovery in all proper respects in all regulatory matters relating to the Product, including but not limited to preparation for inspections of Discovery facilities and/or Quintiles facilities. Quintiles will provide Discovery with pertinent records in Quintiles' possession which may be necessary to implement any recall or any other corrective action mandated by a Regulatory Agency or implemented by Discovery, including but not limited to names and addresses for "Dear Doctor" letters.

      7.3 New Developments Relating to the Product. Discovery will promptly inform Quintiles of the following information relating to the Product in the
Territory: (i) new approved indications; (ii) new approved dosages or administration regimens; (iii) material new studies by the scientific community that Discovery becomes aware of which relate to the Product or a competitive product in its therapeutic class; and (iv) any changes in regulations affecting the Product or Discovery's obligations with respect to this Agreement. Quintiles will promptly inform Discovery of information relating to changes in regulations affecting Quintiles's obligations with respect to this Agreement. Based on such information, and subject to any federal, state or local laws and/or regulations, the Parties shall use commercially diligent efforts to maintain the training materials and Promotional Materials supplied to the Sales Force pursuant to this Agreement current with such new developments or information.

      7.4 Product Recalls or Withdrawal. If either Party believes that a recall of any Product in the Territory is necessary, such Party shall immediately notify the other Party. Discovery shall retain sole authority and responsibility for determining whether a Product recall shall occur. Any



                                      11.

Product recall shall occur under the direction and control of Discovery, and Quintiles shall reasonably cooperate in carrying out any such recall or any regulatory matter, at Discovery's expense and with reasonable expedience. Discovery shall make available, at Quintiles' request, any records that Quintiles might reasonably require to assist Discovery in effecting any recall of the Product.

      7.5 Adverse Event Reporting Procedures. Discovery shall be responsible for required reporting of adverse events and drug safety issues related to the use of the Product. Discovery shall advise Quintiles of its standard procedures for the reporting of adverse events, and the Quintiles Sales Force shall comply with such procedures. The Discovery procedures for the reporting of adverse events shall be included in the training program for the Quintiles Sales Force. Quintiles shall report to Discovery within twenty-four (24) hours any adverse events of which Quintiles becomes aware reported to it.

      7.6 Product Inquiries; Complaints. Quintiles shall promptly notify Discovery of any complaint, inquiry or (in compliance with Section 7.5) adverse event relating to the Product in report form providing reasonable detail of such complaint, event or inquiry. Discovery shall maintain a unified record of all complaints it receives. Discovery shall be responsible for medical affairs services and shall respond to inquiries from physicians and health care providers. Discovery shall advise Quintiles of its procedures for handling such inquiries and the Quintiles Sales Force shall be trained by Quintiles on such procedures.

      7.7 Database of Clinical Trial Data. Discovery shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Product and Discovery shall own and maintain a unified database of complaints and adverse drug event information for the Product and shall develop and utilize uniform report forms.

                                    ARTICLE 8

                        ACCOUNTING; INVOICING AND PAYMENT

      8.1 Accounting. Each Party agrees to calculate all costs and expenses hereunder using its standard accounting procedures, in accordance with accounting principles generally accepted in the United States, consistently applied, to the maximum extent practicable.

      8.2 Payment Schedule. Except as may otherwise be expressly provided in a Work Order, Quintiles will invoice Discovery monthly for Quintiles's actual fees and pass-through Expenses for the preceding calendar month (each an "Invoice"). Upon termination or expiration of the Services, any fees or pass-through expenses incurred prior to such termination will be invoiced to Discovery.

      8.3 Payment of Invoices. All Invoices are strictly net of any taxes imposed on services, and except as otherwise set forth in this Agreement, payment in full is due within thirty (30) days of the date of receipt of the Invoice and shall be made by wire transfer.

            8.3.1 If the method of payment is by direct transfer to the Quintiles bank account, the wire transfer instructions are as follows:


                                      12.

                    Quintiles Transnational Corporation
                    Accounting Number:
                    ABA Number: 053 101 121
                    Branch Banking & Trust Co., Raleigh, NC

                    Quintiles's Federal Employment ID Number is 56-1714315.

      8.4 Penalty for Late Payment. Discovery and Quintiles agree that unless there is a bona fide dispute as to amounts payable hereunder, if payment is not made within 30 days of the due date of the invoice, interest shall accrue on a daily basis at the lesser of two percent (2%) above the Prime Rate as announced periodically by First Union National Bank (or its successor) or the maximum rate permitted by law on any amount overdue from the date payment became due until payment is made in full. In any event, such interest penalty shall only be assessed for undisputed and unpaid amounts.

      8.5 Record-Keeping and Financial Audits. Upon the written request (and expense) of either Party, the other Party, but not more than once in each calendar year, shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, accompanied by representatives of the financial department of such Party at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine compliance with this Agreement. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than ten percent (10%) from the amount of the original report, royalty or payment calculation. In such case, the Party being audited shall bear the full cost of the performance of such audit. Auditors shall be expressly subject to the same confidentiality obligations as the Parties are to each other hereunder. This Section 8.5 shall survive for two (2) years after the termination of this Agreement.

                                    ARTICLE 9

                          REPRESENTATIONS AND COVENANTS

      9.1 Mutual Authority. Each Party represents and warrants to the other that:

            9.1.1 Corporate Power. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            9.1.2 Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

            9.1.3 Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.


                                      13.

            9.1.4 Grant of Rights; Maintenance of Agreements. It has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder or enter into any agreement which would impair its ability to perform its obligations under this Agreement. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

            9.1.5 Validity. It is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement.

      9.2 Conformance with Laws. Quintiles and Discovery agree to undertake all of their respective obligations under this Agreement in material conformance with all applicable local, state and federal laws and regulations, as amended, including, without limitation, the Federal Equal Employment Opportunity Act, the Fair Labor Standards Act, the Food Drug and Cosmetics Act, Section 1128B(b) of the Social Security Act, the, the Medicaid Prescription Rebate Act, the Veterans Health Care Act of 1992, and similar state laws. By entering into this Agreement, it is not the intent of the Parties to enter into any financial relationship or arrangement prohibited under state or federal fraud or abuse regulations, including, but not limited to Sec. 1128B(b) of the Social Security Act, and any regulations promulgated thereunder, nor do the Parties hereto have any belief that the relationship and compensation arrangement provided in this Agreement are prohibited by law or regulation. Neither Party shall assert against the other that the compensation arrangement provided in this Agreement is grounds for voiding the Agreement or rendering the Agreement unenforceable. If either Party is notified by a state or federal agency, or it is alleged in a qui tam proceeding, that performance of this Agreement is illegal, neither Party shall be obligated to continue such performance hereof to the extent such performance is an alleged violation of law. In such event, the Parties shall proceed as described in the final sentence of Section 15.14.

      9.3 Rights in Product. As of the Effective Date, Discovery warrants and represents that it is not aware of any valid patent or trademark owned or controlled by anyone other than Discovery or its licensors or an Affiliate thereof which covers the Product and which would prevent Discovery from making, using, or selling the Product or would prevent Discovery or Quintiles from promoting or marketing the Product in the Territory. Discovery is not aware of any valid patents or trademarks owned by Third Parties that would be infringed by the promotion or sale of the Product in the Territory. Discovery is not pursuing any action against any Third Party that Discovery believes infringes its trademark, copyright or patent relating to the Product. There are no actions, suits, claims or proceedings pending against Discovery or any of its Affiliates in any court or before any agency in the Territory related to alleged patent, trademark, or copyright infringement in connection with the Product, and to the best of Discovery's knowledge, no such actions, suits, claims or proceedings have been threatened. During the term of this Agreement, Discovery will use commercially reasonable and diligent efforts not to diminish the rights granted to Quintiles herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between Discovery and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of the Product in the Territory. As of the Effective Date, Discovery is in compliance in all material respects with any such agreements with Third Parties.


                                      14.

      9.4 Record Maintenance. Quintiles will (i) maintain all necessary personnel and payroll records for Quintiles Sales Force and other Quintiles employees providing Marketing Services and Sales Force Services; (ii) compute their wages and withhold applicable Federal, State, and local taxes and Federal FICA payments; (iii) remit employee withholdings to the proper governmental authorities and make employer contributions for Federal FICA and Federal and State unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to its employees; and (v) provide for liability and Workers' Compensation insurance coverage.

      9.5 Firewall. Quintiles represents and warrants that it shall maintain as confidential, shall keep separate and shall not share with other parts of the Quintiles organization (including any Affiliate of Quintiles) that are or may be engaged in the promotion and/or sales of a competing product, the material and information supplied and/or generated hereunder for use in accordance with this Agreement and the promotion and sale of the Product.

      9.6 No Use of Names or Trademarks. Except as otherwise provided in this Agreement, neither Party will use the other Party's name in connection with any publication or promotion without the other Party's prior written consent. Nor shall either Party use the other Party's corporate or product logo or trademark in any manner without the other Party's prior written consent.

      9.7 NDA Filing. Discovery agrees to continue to exercise diligent efforts to submit the NDA for the Product to the FDA and to reasonably diligently seek FDA approval for the Product, to the extent applicable. Upon the approval of either the MAS or the IRDS indication, Discovery shall continue to use commercially reasonable efforts to submit the NDA for the other indication to the FDA and to seek FDA approval of such.

      9.8 Independent Contractors. For the purposes of this Agreement, the Parties hereto are independent contractors of each other, and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee, licensee and sublicensee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party, nor shall either Party hold itself out as having such authority. No provision of this Agreement shall be deemed to create or imply any contract of employment between Discovery and any employee of Quintiles. All persons performing Services shall be employees of Quintiles, or subcontractors engaged by Quintiles with prior consent of Discovery, and shall not be entitled to any benefits applicable to employees of Discovery. Quintiles shall be responsible for management of all employer obligations in connection with Quintiles employees who perform the Services. Quintiles employees shall remain exclusively under the direct authority and control of Quintiles. The employer obligations of Quintiles shall include: (i) human resource issues, including establishment of employee policies, and administration of health and benefits plans, 401K plan, and other employee benefit plans; (ii) work performance and work behavior issues, including probationary period, periodic and annual appraisals, employee discipline and termination; (iii) administration of systems for time-keeping, payroll and employee expense reimbursement; (iv) day to day management of employment issues in connection with performance of the Services.


                                      15.

                                   ARTICLE 10

                                 CONFIDENTIALITY

      10.1 Confidential Information. Quintiles and Discovery agree that all information relating, directly or indirectly, to the Product, or the business affairs or finances of the other or Affiliates or of any suppliers, agents, distributors, licensees or customers of the other which comes into possession of Quintiles or Discovery under this Agreement shall be Confidential Information ("Confidential Information"). This Agreement and related documentation shall also be treated as Confidential Information. Quintiles agrees to hold Confidential Information in strict confidence and disclose it only on a need-to-know basis to Affiliates, subcontractors and employees who are under a written obligation to maintain the confidentiality of the information. Notwithstanding the foregoing, Confidential Information does not include, information:

            10.1.1 which can be shown by written documentation to have been known by the recipient prior to its receipt from the other;

            10.1.2 which is public or lawfully becomes generally available to the public through no fault of the recipient;

            10.1.3 which is lawfully acquired from a Third Party without being made subject to an obligation of confidence by the Third Party provided such Third Party is not itself under a legal or contractual obligation to keep such information confidential;

            10.1.4 which by mutual written agreement is released from a confidential status; or

            10.1.5 which is required to be disclosed under any statutory, regulatory or judicial requirement, including, but not limited to, any filing with the Securities Exchange Commission and, in that event, confidentiality will be preserved and protected to the extent possible and; notice will be provided to the other Party a reasonable amount of time prior to any such disclosure and such other Party given a reasonable opportunity to contest or limit such disclosure.

      10.2 Ownership of Data and Intellectual Property; No License. It is expressly agreed that neither Party transfers to the other Party by operation of this Agreement any patent right or license, copyright or other proprietary right. All data and information generated or derived by Quintiles as the result of Services performed by Quintiles under this Agreement shall be and remain the exclusive property of Discovery. Discovery acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, including, but not limited to the Quintiles Territory Management System (ITMS), which have been independently developed by Quintiles (collectively "Quintiles Property"). Discovery and Quintiles agree that any Quintiles Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.


                                      16.

      10.3 Publicity. Except as otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, each party shall, and shall cause its respective Affiliates to, not, issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the matters contained herein without the other parties' prior written approval of the contents and the manner of presentation and publication thereof (which approval shall not be unreasonably withheld or delayed).

      10.4 Survival. The obligations of Quintiles and Discovery under this
Article 10 shall survive the termination or expiration of this Agreement for a period of five (5) years.

                                   ARTICLE 11

                                 INDEMNIFICATION

      11.1 Indemnification by Discovery. Discovery shall indemnify, defend, save, protect, and hold harmless Quintiles, its Affiliates, and its and their respective directors, officers, employees, and agents ("Quintiles Indemnitees") against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and court costs) (collectively, "Losses") resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the design, development, manufacture, sale, distribution or use of the Product; (ii) the breach by Discovery of any of its obligations under this Agreement; (iii) the negligent or wrongful acts or omissions of Discovery or any of its directors, officers, employees or agents;
(iv) a violation of any law, rule or regulation by Discovery relating to this Agreement; (v) the Promotional Materials or any other materials referred to in
Section 6.2; or (vi) the infringement or violation, or alleged infringement or violation, by Discovery or the Product of any patents or any copyrights, trademark, trade secret or other intellectual property rights of a third party. Notwithstanding the foregoing, Discovery shall not be required to indemnify Quintiles for any Losses to the extent they arise from (a) the negligent or willful misconduct of Quintiles or any of the Quintiles Indemnitees or (b) Quintiles's breach of its obligations under this Agreement.

      11.2 Indemnification by Quintiles. Quintiles shall indemnify, defend, save, protect, and hold harmless Discovery, its Affiliates, and its and their respective directors, officers, employees, and agents (the "Discovery Indemnitees") against any and all Losses resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (i) the marketing, promotion or sale of the Product by Quintiles in a manner which violates this Agreement; (ii) the breach by Quintiles of any of its obligations under this Agreement; (iii) the negligent or wrongful acts or omissions of Quintiles or any of its directors, officers, employees or agents; (iv) a violation of any law, rule or regulation by Quintiles relating to this Agreement; or (v) the representations or misrepresentations by Quintiles relating to the Product which were not consistent with the labeled claims or Promotional Material. Notwithstanding the foregoing, Quintiles shall not be required to indemnify Discovery for any Losses to the extent they arise from (a) the negligent or wrongful acts or omissions of Discovery or Discovery Indemnitees; (b) the breach by Discovery of its obligations under this Agreement; (c) a manufacturing or design defect of the Product; or (d) a strict liability claim related to the Product.


                                      17.

      11.3 Procedure. The Party seeking indemnification hereunder (the "Indemnified Party") shall (a) promptly notify the Party obligated to indemnify (the "Indemnifying Party") of any Losses for which the Indemnified Party seeks indemnification (provided that the failure to so notify shall not affect or reduce the Indemnifying Party's obligations hereunder, unless the Indemnifying Party's ability to defend against such Third Party claim, action, proceeding, investigation or litigation is materially prejudiced by such failure); (b) cooperate fully with Indemnifying Party and its legal representatives in the investigation of any matter that is the subject of indemnification; (c) permit the Indemnifying Party full control over the defense and settlement of any matter the subject of indemnification; and (d) not unreasonably withhold its approval of the settlement of any claim, liability or action by Indemnifying Party covered by this indemnification provision.

      11.4 No Consequential Damages. Notwithstanding the Parties' rights and remedies in equity neither Party, nor its Affiliates or their respective directors, officers, employees or agents shall have any liability to the other for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, or the Services performed by Quintiles hereunder, even if such damages were foreseeable.

      11.5 Discovery Responsibility for Product Description. Quintiles shall not be liable to Discovery for claims or losses arising out of the statements or representations of the Quintiles Personnel with respect to the Product to the extent the statements or representations conform to the oral, written or printed statements or representations made to the Quintiles Personnel by Discovery with respect to the Product or contained in the Product labeling, Promotional Materials or other material referred to in Section 6.2, provided all such materials have been approved in advance in writing by Discovery.

      11.6 Insurance. Quintiles and Discovery shall each, at its own cost and expense, obtain and maintain in full force and effect, the following insurance during the Term (and any subsequent renewals thereof): (i) worker's compensation insurance in accordance with the statutory requirements of each state in which the Services are to be performed; (ii) employer's liability insurance with a minimum limit of [***]; (iii) comprehensive general liability insurance, including contractual liability and professional errors and omissions coverage, with a minimum limit of [***], combined single limit per occurrence; and (iv) comprehensive auto liability, covering bodily injury and property damage, for owned, hired or non-owned automobiles with a minimum limit of [***], combined single limit per occurrence. In addition, Discovery shall carry product liability insurance covering the Product in the Territory, in a minimum amount of [***] per claim at all times following Launch. Each party shall provide the other party an original signed certificate of insurance evidencing all coverage herein required, within thirty (30) days after the effective date of this Agreement. The certificate must provide that thirty (30) days prior written notice of cancellation or material change in insurance coverage will be provided. The insurance obligations hereunder may be met by a program of self-insurance.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                      18.

                                   ARTICLE 12

                              TERM AND TERMINATION

      12.1 Term. The Term of this Agreement will begin on the Effective Date and continue until the seventh anniversary of the Product Launch Date, unless the Agreement is terminated earlier, or renewed, in accordance with this Article 12 (together with all extension Terms as set forth in Section 12.2, the "Term").

      12.2 Renewal. This Agreement will terminate at the end of the initial Term set forth in Article 12.1 unless the Parties agree in writing on terms to renew this Agreement at least 90 days prior to the end of such initial Term.

      12.3 Material Breach. Either Party may terminate this Agreement by written notice at any time if the other Party defaults in the performance of any material obligations under this Agreement. In the event of such default, the Party declaring the default shall provide the defaulting Party with written notice setting forth the nature of the default, and the defaulting Party shall have thirty (30) days to cure the default. If the defaulting Party fails to cure the default within the 30-day periods, and provided the default is continuing, the other Party may terminate this Agreement by written notice to the defaulting Party, which notice shall be effective upon receipt.

      12.4 No Product Launch. Either Party may terminate this Agreement (i) if Discovery has terminated development of the Product and has determined that it will market and launch neither the MAS or IRDS indication and provides Quintiles written notice of such, or (ii) if Launch of the Product for neither the IRDS or MAS indication occurs prior to [***].

      12.5 Bankruptcy. Either Party may terminate this Agreement by written notice to the other Party, if the other Party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a Third Party, and such filing is not withdrawn within sixty (60) days of the filing date, or if a receiver or trustee is appointed for the property and assets of the Party and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

      12.6 Accrued Rights. Termination of the Agreement for whatever reason shall not affect the accrued rights of either Quintiles or Discovery arising under or out of this Agreement. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. In particular, upon termination for any reason, Discovery shall
(i) pay Quintiles all fees for Services rendered which are due and owing to Quintiles because of any completed performance of Quintiles' obligations prior to

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                      19.

the effective date of termination, and (ii) pay all pass-through expenses actually incurred by Quintiles prior to the effective date of termination; and
(iii) pay any other costs which have been expressly identified as being due upon termination.

      12.7 Right to Receive Data. Upon termination, and upon full satisfaction of all outstanding invoices, Discovery shall have the right to receive from Quintiles all data attendant or related to Services or other sales and marketing activities under this Agreement.

      12.8 Survival. The following provisions shall survive any expiration or termination of this Agreement, and if time periods are specified, for the period of time specified: Sections 1.1,1.4, 4.7, 4.8, 4.9, 5.5.3, 6.2.2, 7.1, 7.2, 7.4,
7.5 (last sentence only), 7.6 (first sentence only), 8.5, 9.2, 9.4, 9.5, 9.6, 12.6, 12.7 and Articles 10, 11, 13, 14 and 15.

      12.9 Loss of Product Rights. Discovery holds the rights to the Product under an exclusive license from a Third Party. This Agreement shall automatically terminate if Discovery's license rights to the Product terminate in the Territory.

                                   ARTICLE 13

                             SALES FORCE CONVERSION

      13.1 Right to Convert Sales Force. Discovery shall have the right to offer Discovery employment to the Quintiles Personnel who are members of the Sales Force at the end of the Term, the end of any Extension Term, or earlier upon a termination of this Agreement by Discovery under Section 12.2 or 12.5. In the event Discovery desires to convert some or all of the Sales Force to its employment, it shall provide Quintiles notice of such election at least three
(3) months prior to the end of the Term, or with its notice of termination under
Section 12.3 or 12.5, as the case may be. Discovery shall pay Quintiles a fee of [***] for each member of the Quintiles Personnel who is a member of the Sales Force actually hired by Discovery.

      13.2 Transition Plan. In the event Discovery decides to convert the Sales Force, in accordance with Section 13.1, the Parties shall promptly meet and determine a transition plan, which shall include a schedule for actions which will enable a smooth transition date for all Quintiles Personnel: (i) who may be offered employment by Discovery; (ii) who may not be offered such employment; and (iii) who may decline such offers. Unless another timetable is established by the JCC, no later than [***] before the end of the full scheduled Term or otherwise within [***] from an applicable termination, Discovery shall identify for Quintiles the names of Quintiles Personnel who have elected to accept employment offers from Discovery and those who have not been offered employment or have declined an employment offer.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                      20.

      13.3 Discovery Determination. Discovery shall make an independent determination regarding the qualifications and suitability of Quintiles Personnel to be offered employment by Discovery, and the terms of such offers, if any. Solely to the extent permitted by applicable law or as otherwise may be lawfully allowed by appropriate prior written consent of the Quintiles Personnel (which Quintiles shall endeavor to obtain as promptly as reasonably practicable at Discovery's reasonable expense), relevant information contained in the personnel files of Quintiles Personnel shall be disclosed to Discovery, including, without limitation, resumes, applications, performance appraisals or disciplinary records, or the results of drug screens, motor vehicle or background reports. Notwithstanding the foregoing, Quintiles shall notify Discovery of any material violation by any Quintiles Personnel of the PDMA.

      13.4 Proprietary Information. In the event of any Sales Force conversion under this Article 13, the Quintiles Personnel who become employed by Discovery may continue to use in their employment by Discovery any and all Product knowledge that they gained while in the employment of Quintiles, including, without limitation, knowledge regarding Product customers, competition, selling techniques, and the like.

                                   ARTICLE 14

                               DISPUTE RESOLUTION

      14.1 Governing Law. This Agreement, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements executed and performed entirely in the State of Delaware, without regard to conflicts of law rules.

      14.2 Internal Review. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, discovery request or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a "Dispute") and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the JCC, which will use its good faith efforts to resolve the Dispute within ten
(10) days. If the JCC is unable to resolve the Dispute in such period, the JCC will refer the Dispute to the Chief Executive Officers of Discovery and Quintiles Corp. For all Disputes referred to the Chief Executive Officers, the Chief Executive Officers shall use their good faith efforts to meet at least two times in person and to resolve the Dispute within ten (10) days after such referral.

      14.3 Arbitration.

      (a) If the parties are unable to resolve any Dispute under Section 14.2, then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked "Arbitration Demand". Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 14.3 Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining


                                      21.

order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

      (b) The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Discovery, one by Quintiles, and the third by the two so chosen. If both or either of Discovery or Quintiles fails to choose an arbitrator or arbitrators within 14 days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within 14 days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The arbitrators shall have reasonable experience in the matter under dispute. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

      (c) Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this agreement, and any such party need not comply with the procedural provisions of this Section 14.3 in order to assert such counterclaim(s).

      (d) The arbitration shall be filed with the office of the American Arbitration Association ("AAA") located in Wilmington, Delaware or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. In addition, the following rules and procedures shall apply to the arbitration:

      (e) The arbitrators shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party's right to commence arbitration as required by this Section 14.3.

      (f) The decision of the arbitrators, which shall be in writing and state the findings the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.

      (g) The arbitrators shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No party shall seek punitive damages in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum.

      (h) The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 14.3, and the costs of the arbitrator(s) shall be equally divided between the parties; provided, however, that each party shall bear the costs incurred in connection


                                      22.

with any Dispute brought by such party that the arbitrators determine to have been brought in bad faith.

      (i) Except as provided in the last sentence of Section 14.3(a), the provisions of this Section 14.3 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising with regard to this Agreement. Any party commencing a lawsuit in violation of this Section 14.3 shall pay the costs of the other party, including, without limitation, reasonable attorney's fees and defense costs.

      14.4 Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

                                   ARTICLE 15

                                  MISCELLANEOUS

      15.1 Return of Materials. At the completion of the services by Quintiles or termination pursuant to Article 12, all materials and all other data owned by Discovery under this Agreement, regardless of the method of storage or retrieval, shall as promptly as practicable either be delivered to Discovery in such form as is then currently in the possession of Quintiles or disposed of, at the direction and written request of Discovery unless such materials are otherwise required to be stored or maintained by Quintiles as a matter of law or regulation. Discovery shall pay the reasonable costs associated with either of the above options.

      15.2 Nonsolicitation of Employees. Except as otherwise provided herein, during the Term and for a period of [***] thereafter, each Party agrees that neither it nor any of its Affiliates, divisions or operating groups that directly participates in or is directly responsible for the development or commercialization of the Product pursuant to this Agreement shall, directly or indirectly, recruit, solicit or induce any employee of the other Party to terminate his or her employment with such other Party, without the express written consent from the other party.

      15.3 Entire Agreement; Amendment. This Agreement, and the other agreements referred to herein (or entered into as of the date hereof) between the Parties (or between Discovery and PharmaBio), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.


                                      23.

      15.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides written notice to the other Party. Such excused performance shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder at the time of the force majeure shall not be delayed by the payor because of a force majeure affecting the payor.

      15.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

      For Quintiles:    Quintiles Transnational Corp.
                        4709 Creekstone Drive, Suite 200
                        Durham, NC 27703
                        Attention: Chief Executive Officer
                        Fax: (919) 998-7456
                        Phone: (919) 998-2000

      With a copy to:   General Counsel, Quintiles Transnational Corp.
                        4709 Creekstone Drive, Suite 200
                        Durham, NC 27703
                        Fax: (919) 998-2090
                        Phone: (919) 998-2080

      For Discovery:    Discovery Laboratories, Inc
                        350 South Main Street, Suite 307
                        Doylestown, PA  18901-4874
                        Fax: (215) 340-3940
                        Phone: (215) 340-4699

      With a copy to:   Roberts, Sheridan & Kotel
                        The New York Practice of
                        Dickstein Shapiro's Corporate & Finance Group
                        1177 Avenue of the Americas
                        New York, NY 10036-2714
                        Attn: Ira L. Kotel
                        Phone: (212) 835-1400
                        Fax:


                                      24.

or to such other destination as either Party may hereafter notify the other Party in accordance with this section.

      15.6 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

      15.7 Maintenance of Records. Each Party shall keep and maintain all records required of it by law or regulation with respect to the Product and shall make copies of such records available to the other Party upon request.

      15.8 United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

      15.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

      15.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.10 shall be null and void and of no legal effect.

      15.11 Performance by Affiliates. Obligations under this Agreement may be performed by Affiliates of Quintiles and Discovery only with the prior consent of the other Party. In the event any such performance is carried out by Affiliates with the prior consent of the other Party, each of Quintiles and Discovery guarantees performance of this Agreement by its Affiliates. No Affiliate of a Party may make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

      15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.


                                      25.

      15.14 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

      15.15 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

      15.16 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section

      15.17 No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.


                                      26.

      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the date and year first above written.

DISCOVERY LABORATORIES, INC.

By: /s/ David L. Lopez
    ---------------------------------------------

Print: David L. Lopez
      -------------------------------------------

Title: Vice President and General Counsel
      -------------------------------------------

Date: December 10, 2001
      -------------------------------------------


QUINTILES TRANSNATIONAL CORP.

By: /s/ Thomas C. Perkins
    ---------------------------------------------

Print: Thomas C. Perkins
      -------------------------------------------

Title: Vice President and Deputy General Counsel
      -------------------------------------------

Date: December 10, 2001
      -------------------------------------------


                                      27.

                                    EXHIBIT A

                                   DEFINITIONS

      The following terms shall have the following meanings as used in this
Agreement:

1. "Affiliate" means, as to any Party, any corporation or business entity controlled by, controlling, or under common control with such Party. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

2.    "FDA" means the U.S. Food and Drug Administration.

3. "Field Manager" means a member of the Sales Force having the responsibilities set forth on Schedule III for such job title.

4.    "Fully Loaded Cost" will have the meaning provided in Section 3.3.

5. "Quintiles Personnel" means any individual who is performing any part of the services hereunder on behalf of Quintiles.

6. "Joint Commercialization Committee" or "JCC" means the joint committee formed pursuant to Section 2.1.

7. "Marketing Plan" means a plan detailing the activities to be performed by each Party in the Territory as more fully described in Article 3 hereof.

8. "Marketing Services" means such pre- and post-launch promotional and marketing activities as are included in the Marketing Plan and any other activities identified by the JCC in furtherance of the objectives of this Agreement, which activities are allowed by the FDA or under the Food Drug & Cosmetic Act and its attendant regulations and as may be allowed by applicable regulatory authorities and the AMA Guidelines on Gifts to Physicians. Such activities may include without limitation, educational programs, symposia, poster-sessions, seminars for physicians, market research, pricing studies, development of promotional activities and advertising agency fees. Such activities may include marketing input into clinical strategic planning activities, i.e. protocol development, future indications, clinical and/or marketing studies.

9. "National Sales Manager" means the leader of the Sales Force having the responsibilities set forth on Schedule III for such job title.

10.   "PDMA" means the Prescription Drug Marketing Act.

11. "Product" means the product currently known as Surfaxin, as such name may change from time to time, for any and all formulations and delivery mechanisms for the indications of (x) idiopathic respiratory distress syndrome ("IRDS") and (y) meconium aspiration syndrome ("MAS").

12. "Product Launch" or "Launch" means the first date upon which the Product is shipped by Discovery in the United States for commercial sale.

13. "Project Administrator" means the Quintiles employee at the headquarters office who will provide administrative support for the National Sales Manager.

14. "Promotional Materials" means written materials generated for the purpose of promotion and sale of the Product, in all cases with the prior written approval of Discovery.

15. "Sales Force" means those Quintiles Personnel who shall possess suitable expertise and who shall use diligent efforts to promote and sell the Product at a level which is consistent with those marketing efforts normally used for similar products in the pharmaceutical industry, including without limitation Sales Representatives, Field Managers, National Sales Manager and Project Administrator who promote the Product under this Agreement.

17. "Sales Force Commencement Date" shall mean the first date upon which Quintiles provides Sales Representatives under this Agreement.

18. "Sales Representative" means an employee of Quintiles: who is responsible for meeting with customers and physicians and others who can buy (or influence the buying process and decision regarding) the Product. The responsibilities of a Sales Representative are set forth on Schedule III.

19. "Sample" means units of Product distributed by Quintiles, and for complimentary distribution to patients by practitioners licensed to recommend Product, whether packaged as individual samples or as trade packages.

20.   "Term" shall have the meaning provided in section 12.1.

21.   "Territory" means the United States of America (including Puerto Rico).

22. "Third Party" means any entity or person other than Quintiles or Discovery or an Affiliate of either of them.

23. "Work Order" means a specific order in a form approved by the JCC for Marketing Services to be performed by Quintiles or an Affiliate.

                                    EXHIBIT B

      MARKETING PLAN OUTLINE (Example only. JCC may use its own format)

I.    Executive Summary

II.   Market Analysis

      o     Market
      o     Products
      o     Future Outlook

III.  Product Profile

      o     Product Description
      o     Indications
      o     Clinical Experience and Program
      o     Formulation, Packaging and Administration

IV.   SWOT Analysis

V.    5 year Sales Forecasts

      o     Units, Dollars, Prescriptions, Market Share

VI.   Objectives

      o     Awareness
      o     Communication
      o     Product Use
      o     Sales
      o     Market Share
      o     Managed Care/Formulary

VII.  Key Issues

VIII. Strategies

      o     Product Positioning
      o     Audiences
      o     Sales Force
      o     Pharmacoeconomics

IX.   Tactics

      o     Pharmacoeconomics
      o     Market Research
      o     Medical Education
      o     Publication Plan
      o     Personal Selling Materials / Program
      o     Clinical Support
      o     Sales Force Support

      o     Sampling
      o     Managed Care / Formulary
      o     Territory Sales Force Effort

X.    Budget Following Year

XI.   Timelines

                                   SCHEDULE I

                           QUINTILES RESPONSIBILITIES

1. Quintiles will provide the following Quintiles Personnel to comprise the Sales Force:

      (a) Sales Representatives (as certain responsibilities and duties are defined in Schedule III, Section 1);

      (b) Field Managers (as certain responsibilities and duties are defined in Schedule III, Section 2);

      (c) National Sales Manager (as certain responsibilities and duties are defined in Schedule III, Section 3) and

      (d) Project Administrator.

2. Quintiles will be responsible for recruitment and re-recruitment of the Quintiles Personnel. Discovery will not be involved in the interviewing, selection or hiring of Quintiles Personnel.

3. Quintiles will only hire qualified Quintiles Personnel, defined as meeting a hiring profile to be established by the JCC.

4. Quintiles will manage all employer obligations in connection with the employment of Quintiles Personnel, including, but not limited to, discipline and termination of employees. Quintiles shall provide administrative resources for Field Managers, and communication between Quintiles and the Quintiles Personnel. Discovery will not be involved in the management or supervision of Quintiles Personnel

5. Training: The JCC will be responsible for developing a POA for training. In accordance with Section 6.1 of the Agreement, Quintiles shall be responsible for developing and providing training for the Sales Force regarding the Promotional Materials, disease and therapeutic areas, Product knowledge, Product marketing strategy and regional management in the Territory, Product recalls, reporting complaints and adverse events. The training will be conducted in a manner so as to meet or exceed the minimum training standards agreed to by the Parties and in accordance with all laws, rules, regulations and policies, including but not limited to the AMA Guidelines on Gifts to Physicians.

6. Quintiles shall be responsible for equipping the Sales Force with computer hardware and software needed to carry out the promotion of the Product. All Quintiles Personnel assigned to the Sales Force will receive a laptop computer and printer with interface cable. Quintiles shall be responsible for appropriate licenses and training, configuration, and replication/data line access. Quintiles shall provide upgrades to hardware or software as it deems necessary for successful promotion of the Product. In addition, Quintiles shall establish and provide help desk support for the hardware and software it provides.

7. Quintiles will provide the Sales Force the Quintiles Territory Management System ("ITMS") or other comparable sales force automation system and email/voice mail systems which will include components for call reporting, expense reporting, physician prescribing, call history, sales and market-share reporting, customized reports and communications. Quintiles shall also provide a sample tracking and compliance program. These systems and programs shall be of similar quality and effectiveness to that which Quintiles provides to its other clients. Quintiles may subcontract for all or a portion of the sample accountability services. Quintiles will make reasonable efforts to enable a reasonable number of Discovery personnel to have access to and be able to link into the ITMS and email/voicemail systems used by the Sales Force.

8. Quintiles shall be responsible for equipping the Field Managers with such other equipment as needed to carry out the promotion of the Product.

9. All promotional and detailing activities and obligations undertaken by Quintiles Personnel and the Sales Force hereunder shall be performed in accordance with the Marketing Plan. No Quintiles Personnel shall create Promotional Materials or other written materials relating to the Product without first submitting those materials to Discovery for and obtaining Discovery's written approval prior to use. Quintiles Personnel and the Sales Force shall make no statements, claims or undertakings to any person with whom they discuss or promote the Product that are inconsistent with the Promotional Materials. Promotional activities shall be in compliance with all applicable laws, rules, and regulations and policies. The Quintiles Personnel and the Sales Force shall not offer, pay, solicit or receive any remuneration to or from physicians or prescribers or health facilities, in order to induce referrals of or purchase of the Product. The Quintiles Personnel and the Sales Force shall have no direct contact with, nor shall the Quintiles Personnel and the Sales Force be involved with the delivery of the Product to patients of physicians, other than delivery of Samples directly to physicians or practitioners authorized to recommend the Product in the Territory. Quintiles shall permit Discovery to accompany Sales Representatives on sales calls from time to time with reasonable advance notice.

10. Quintiles shall provide monthly project management reports to Discovery in Quintiles' standard form within fifteen (15) business days after the end of each month.

11. Quintiles shall be responsible for organizing and coordinating the Product Launch meeting, POA meetings and national, regional or district meetings, subject to instructions from the JCC.

12. Quintiles Sales Representatives shall distribute the Samples provided by Discovery as directed in the Marketing Plan.

13. Quintiles shall administer an incentive bonus plan as determined by the JCC and designed to appropriately incent the Sales Representatives to use best efforts to promote the Product.

                                   SCHEDULE II

                    DISCOVERY RESPONSIBILITIES & OBLIGATIONS

                             DISCOVERY SALES PROJECT

1. Discovery shall ensure that the Discovery sales, marketing and medical personnel are fully briefed as to the complementary role of the Quintiles Personnel and ensure cooperation with the Quintiles Personnel.

2.    Discovery shall be responsible for:

      o     Communications within Discovery and from Discovery to Quintiles.
      o Handling all aspects of order processing and fulfillment, invoicing and collection, (may be accomplished through further Agreement with Quintiles or an Affiliate), Product supply, inventory and receivables.
      o     Discovery Business Cards.

                                  SCHEDULE III

                                ROLE DEFINITIONS

1.    Sales Representative

      RESPONSIBILITIES AND DUTIES:

      o     Generates sales within an assigned territorial boundaries.
      o     Maintains current and prospective customer profiles and information.
      o Keeps current with Product, competitor products, and market knowledge.
      o Maintains a professional image for Discovery and the Product at all times.
      o     Organizes territory-planning to meet sales and call goals.
      o Provides sales presentations: individual one-on-one, groups, in-services.
      o Maintains Sample inventories, distributes Samples, complies with Sample accountability procedures and policies.
      o     Participates in all training programs.
      o Completes and submits in a timely manner all accountability and expense reports.
      o Monitors that Product is appropriately stocked by local distribution centers, hospitals and pharmacies.
      o     Monitors that Product is on hospital formularies.
      o     Attends trade shows as directed by National Sales Manager.

      SKILLS:

      o     Initiative
      o     Persuasiveness/Sales ability
      o     Planning and Organizing
      o     Individual Leadership/Influencing
      o     Teamwork/Collaboration
      o     Motivational Fit

2.    Field Manager

      o     Attains sales objectives within assigned districts.
      o     Deploys resources to maximize district sales potential.
      o     Implements Discovery Product strategies within district.
      o Maintains District budgets and accurate records on all sales activities.
      o Makes regular field visits to develop, train, supervise, motivate and monitor Sales Representative performance; completes field contact reports.
      o Makes final hiring decision; training and evaluation of Sales Representatives.
      o Documents and recommends all disciplinary actions to include warnings, suspensions, probation, terminations.
      o     Communicates with Discovery management on a regular basis.
      o     Submits a formal monthly report to Quintiles National Sales Manager.
      o     Assists in the planning and delivery of initial training course.


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      o     Assists in the planning and delivery of POA or trimester meetings.
      o Monitors that Product is on managed care formularies that are within the Field Manager's district.

3.    National Sales Manager

      o     Hires, trains develops and evaluates Field Managers.
      o Develops, supervises, motivates and monitors performance of Field Managers.
      o     Maintains project budgets.
      o     Monitors days worked and directs Field Managers accordingly.
      o Prepares and submits monthly summary report to Quintiles and Discovery management
      o     Serves as key point of contact for Discovery.
      o     Approves all Sales Force disciplinary actions.
      o Develops initial training program for Sales Representatives and Field Managers.
      o Coordinates POA or trimester meetings; plans and conducts meetings with Discovery and its region management.
      o     Coordinates submissions for national managed care formularies.
      o Directs coordination of Field Manager and Sales Representatives to attend trade shows as appropriate.